Exhibit 99.01

                                                             Company's Form 8-K
                                                             July 13, 1994

                                                             Page 2

Item 5. Other Events
        ------------

In May and June 1994, three purported class action lawsuits were filed against the Company and its subsidiaries Commercial Credit Corporation, Voyager Guaranty Insurance Company and American Health and Life Insurance Company. Two of such actions, Erkins v. First Franklin Financial Corp., et al and Lawrence v. Commercial Credit Corp., et al., were filed in the Circuit Court, Jefferson County, Alabama. The third action, Princess Nobels v. Associates Corporation of North America, was filed in the U.S. District Court for the Middle District of Alabama. The suits allege, among other things, that the Company's subsidiaries charged excessive premiums on credit life insurance, credit property insurance and nonfiling insurance, and that as a result, the Company and its subsidiaries violated various federal and state laws and regulations. The plaintiffs seek, among other things, compensatory and punitive damages in an unspecified amount. The Company believes it has meritorious defenses to these actions and intends to contest the allegations.

                                                             Company's Form 10-Q
                                                             September 30, 1995

                                                             Page 14

Item 1. Legal Proceedings.

     For information concerning certain purported class action lawsuits filed against the Company and certain of its subsidiaries in May and June 1994, see the description that appears in the second paragraph of page 2 of the Company's filing on Form 8-K dated July 13, 1994, which description is incorporated by reference herein. A copy of the pertinent paragraph of such filing is included as an exhibit to this Form 10-Q. The Lawrence case was stayed pending a decision by the Supreme Court of Alabama in a case raising similar issues regarding credit life insurance. In October, 1995 the Supreme Court of Alabama reversed the dismissal of that case and, as such, the Company anticipates that the stay will be lifted. The Erkins case was dismissed without prejudice in March 1995, and claims relating only to nonfiling insurance have been restated in an amended complaint filed in March 1995 in the Nobels action. On September 22, 1995, an additional purported class action lawsuit was filed against subsidiaries of the Company in Alabama. The case, entitled Royster v. Commercial Credit Corporation and American Health and Life Insurance Company, was filed in the Circuit Court for Walker County on behalf of borrowers who purchased credit life insurance in connection with installment purchase contracts and other personal loans. Plaintiffs, who seek unspecified compensatory and punitive damages, declaratory relief, voiding excess premium charges, and injuctive relief, assert claims for breach of contract, fraud, outrage and unconscionability. The Company believes it has meritorious defenses and intends to contest the allegations.

                                                             Company's Form 10-K
                                                             December 31, 1995

                                                             Page 9

Item 3. LEGAL PROCEEDINGS

     For information concerning certain purported class action lawsuits filed against the Company and certain of its subsidiaries in May and June 1994 and in September 1995, see the descriptions that appear in the second paragraph of page 2 of the Company's filing on Form 8-K dated July 13, 1994, and the first paragraph of page 14 of the Company's filing on Form 10-Q for the third quarter ended September 30, 1995, which descriptions are incorporated by reference herein. A copy of the pertinent paragraphs of such filings is included as an exhibit to this Form 10-K. In October 1995 and February 1996, two additional purported class actions, entitled McCurdy v. American General Finance and McMahon v. Commercial Credit Corporation, were filed in the U.S. District Court for the Middle District of Alabama and the Circuit Court for Shelby County, Alabama, respectively, on behalf of borrowers who purchased credit life and/or credit property insurance from subsidiaries of the Company, among others, with allegations similar to those in the earlier cases referred to above. Plaintiffs seek unspecified compensatory and punitive damages, among other things. The Company believes it has meritorious defenses to these actions and intends to contest the allegations.

                                                            Company's Form 10-Q
                                                            June 30, 1996

                                                            Page 13

ITEM 1. Legal Proceedings.

     For information concerning purported class action lawsuits filed against the Company and certain of its subsidiaries alleging, inter alia, that such subsidiaries charged excessive premiums on nonfiling insurance, see the descriptions that appear in the second paragraph of page 2 of the Company's filing on Form 8-K dated July 13, 1994, and the first paragraph of page 14 of the Company's filing on Form 10-Q for the third quarter ended September 30, 1995, which descriptions are incorporated by reference herein. A copy of the pertinent paragraphs of such filings is included as an exhibit to this Form 10-Q. In the Nobels case, a class of plaintiffs residing in Alabama was certified in April 1996 for certain of the claims and class certification was denied for certain other claims. In May 1996, an additional purported class action, entitled Keckler v. Commercial Credit Corporation, was filed in the U.S. District Court for the Northern District of Florida with allegations similar to those in the Nobels case. The plaintiffs seek, among other things, compensatory and punitive damages in an unspecified amount. The Company believes it has meritorious defenses to this action and intends to contest the allegations.